Exhibit j

KPMG LLP Two Financial Center 60 South Street Boston, MA 02111

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated September 24, 2025, with respect to the financial statements of Domini Impact Equity Fund, Domini Sustainable Solutions Fund, Domini Impact International Equity Fund, and Domini Impact Bond Fund (collectively the “Funds”), each a series of Domini Investment Trust, as of July 31, 2025, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

November 21, 2025